Exhibit 99.1

news release

1375 East 9th St. | Suite 3100 | Cleveland, Ohio 44114 | 216.202.1509

For Immediate Release

Public Utilities Commission of Ohio
Rules in Favor of Gas Natural Inc.’s Ohio Utility on Multiple Issues

•	Gas Natural’s Ohio utility customers benefit from outcome

•	PUCO to investigate all pipeline companies owned or controlled by Richard M. Osborne

CLEVELAND, OH, June 20, 2016 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 68,000 customers in four states, announced that the Public Utilities Commission of Ohio ("PUCO") issued an Opinion and Order (“Order”) covering multiple matters in support of Orwell Natural Gas Company (“Orwell”), one of the Company’s Ohio utilities. The case was against Orwell-Trumbull Pipeline (“OTP”), a pipeline owned by the Company’s former Chairman and CEO. At issue was a fifteen year agreement that requires natural gas transportation service to be provided by OTP to Orwell on an interruptible, sole-source basis for specified rates that are subject to adjustment every five years. The agreement was signed in December 2008 at a time when both Orwell and OTP were owned by Richard M. Osborne. The complete text of the Order is available here: Orwell v OTP PUCO Order.

Mr. Vincent A. Parisi, Gas Natural’s Vice President and General Counsel, commented, “We are satisfied with achieving some closure of this ongoing regulatory matter, with many issues settled in favor of our Ohio utility and the customers they serve. Furthermore, this Order evidences another success in our efforts to overcome the legacy of our former Chairman and CEO, Richard M. Osborne.”

The Order, dated June 15, 2016, states the following:

•	Interruptible Service – “It is inappropriate to place Orwell (one of the Company’s Ohio utilities) in the position of providing gas service to its residential customers on an interruptible basis, where the supply could be cut… The agreement should be modified to direct that OTP provide firm, rather than interruptible service.”

•	Sole-Source Requirement – “It is undeniably true that together, the ‘sole’ source, ‘preferred source,’ or ‘exclusive’ provision of the agreement, and the fifteen year term of the agreement, provide a significant benefit to OTP and impose a significant constraint upon Orwell… The agreement should be modified to eliminate the requirement for Orwell to only use OTP to transport gas for any of its customers.”

•	Rates – “OTP, Cobra, and any other pipeline companies owned or controlled by Richard Osborne and regulated by the PUCO should file, within 60 days of this Opinion and Order, a rate case application to establish just and reasonable rates including a standard transportation rate for both firm and interruptible service.”

•	Misleading the Staff – “We found that the employee and management relationships and corporate structure of the utility companies owned and controlled by Richard Osborne raised concerns that led to an investigative audit of the gas utilities… That investigative audit did not include the pipeline companies owned or controlled by Richard Osborne… Serious issues remain concerning the pipeline companies that Richard Osborne owns and controls, including Cobra and OTP… We find it appropriate to order the Staff to undertake an investigative audit of all of the pipeline companies owned or controlled by Richard Osborne and their affiliates that are subject to the jurisdiction of the PUCO.”

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to residential, commercial, and industrial customers. It distributes approximately 21 billion cubic feet of natural gas to roughly 68,000 customers through regulated utilities operating in Montana, Ohio, Maine and North Carolina. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in its markets, while looking for acquisitions that are either adjacent to its existing utilities or in under-served markets. Further information is available on the company’s website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include, but are not limited to the Company’s ability to consummate the corporate reorganization and debt refinancing on terms that are acceptable to the Company, or at all; the Company's ability to successfully integrate the operations of the companies it has acquired and consummate additional acquisitions; the Company's continued ability to make or increase dividend payments; the Company's ability to implement its business plan, grow earnings and improve returns on investment; fluctuating energy commodity prices; the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers; changes in the utility regulatory environment; wholesale and retail competition; the Company's ability to satisfy its debt obligations, including compliance with financial covenants; weather conditions; litigation risks; and various other matters, many of which are beyond the Company's control; the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission; and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations
James E. Sprague, Chief Financial Officer	Deborah K. Pawlowski or Karen L. Howard, Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com